Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Deltathree, Inc. pertaining to the Deltathree, Inc. 2004 Stock Incentive Plan, Deltathree, Inc. 2004 Non-Employee Directors Stock Option Plan, Deltathree, Inc. 1999 Stock Incentive Plan and Deltathree, Inc. 1999 Directors Compensation Plan, of our report, dated February 25, 2004, with respect to the consolidated financial statements and schedules of Deltathree, Inc. for the year ended December 31, 2003 included in its Annual Report on Form 10-K, and filed with the Securities and Exchange Commission.


/s/ Brightman Almagor & Co.
---------------------------
BRIGHTMAN ALMAGOR & CO.
Certified Public Accountants (Israel)
A member firm of Deloitte Touche Tohmatsu

January 21, 2005